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                                                                       Exhibit D

                           GOLF TRUST OF AMERICA, L.P.

                             Articles of Designation
                   Classifying and Designating 10,169 Units of

                   8.29% SERIES B LIMITED PARTNERSHIP INTEREST

                                  May 11, 1999



         SECTION 1. Number of Units and Designation. This series of preferred partnership interest shall be designated as the 8.29% Series B Preferred Partnership Interest (the "Series B Preferred Units") and the number of units of 8.29% Series B Preferred Partnership Interest which shall initially constitute such series shall be 10,169 units.

         SECTION 2. Definitions. For purposes of the Series B Preferred Units, the following terms shall have the meanings indicated:

         "AMEX" shall mean the American Stock Exchange.

         "Asset Disposition" shall mean a sale, transfer or capital lease (as determined in accordance with GAAP) of all or substantially all of the assets of the Partnership to a Person that is not an affiliate of the Corporation or the Operating Partnership.

         "Articles of Designation" shall mean these provisions in Exhibit D to the Partnership Agreement recording the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption and other terms and conditions of the Series B Preferred Units.

         "Board of Directors" shall mean the Board of Directors of the General Partner or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Units.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Common Share" shall mean one share of the common stock of GTA.

         "Common Units" shall mean the common units of limited partnership interest in the Partnership.


                         Exhibit D - Series B Preferred                 Page 1
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         "Constituent Person" shall have the meaning set forth in paragraph (e)
of Section 7 hereof.

         "Conversion Price" shall mean the conversion price per Common Share for which each Series B Preferred Unit is convertible. The initial conversion price shall be $29.01 (equivalent to a conversion rate of 1.0 Common Units for each Series B Preferred Unit).

         "Corporation" means Golf Trust of America, Inc., a Maryland
Corporation.

         "Current Market Price" shall mean, on any date specified herein, the average of the Market Price during the period of the most recent twenty consecutive trading days ending on such date.

         "Distribution Payment Date" shall mean, with respect to each Distribution Period, the 15th calendar day of January, April, July and October, in each year, commencing on July 15, 1999; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Business Day immediately following such Distribution Payment Date.

         "Distribution Periods" shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include June 30, 1999).

         "GAAP" shall mean generally acceptable accounting practices, consistently applied.

         "Issue Date" shall mean the first date on which any Series B Preferred Units are issued and sold.

         "Junior Units" shall have the meaning set forth in paragraph (c) of
Section 9 hereof.

         "Liquidation" shall mean a liquidation, dissolution or winding up of the Corporation or the Partnership, whether voluntary or involuntary.

         "Liquidation Event" shall mean (A) a Liquidation, or (B) an Asset Disposition.

         "Liquidation Preference" shall have the meaning set forth in paragraph
(a) of Section 4 hereof.

         "Market Price" shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange ("AMEX") or, if the Common Shares are not listed or admitted for trading on AMEX, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASD Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.


                         Exhibit D - Series B Preferred                 Page 2

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         "Partnership" shall mean Golf Trust of America, L.P., a Delaware limited partnership.

         "Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February 12, 1997, as amended.

         "Parity Units" shall have the meaning set forth in paragraph (b) of
Section 9 hereof.

         "Person" shall mean any individual, firm, partnership, Corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Units" shall mean the Series B Preferred Units of limited partnership interest in the Partnership in number and with rights and preferences identical to the Series B Preferred Units.

         "Senior Units" shall have the meaning set forth in paragraph (a) of
Section 9 hereof.

         "Series B Preferred Unit" shall have the meaning set forth in Section 1 hereof.

         "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of units of partnership interest of the Partnership; provided, however, that if any funds for any class or series of Junior Units or any class or series of Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

         "Transaction" shall have the meaning set forth in paragraph (e) of
Section 7 hereof.

         SECTION 3. Distributions.

                  (a) The holders of the Series B Preferred Units shall be entitled to receive, when, as and if authorized and declared by the General Partner out of funds legally available for that purpose, distributions payable in cash at the rate per annum equal to the greater of (i) $2.40 per Series B Preferred Unit or (ii) an amount per Series B Preferred Unit equal to the aggregate annual amount of cash distributions paid or payable, if any, with respect to that number of Common Units, or portion thereof, into which each Series B Preferred Unit is then convertible, in accordance with the terms of these Articles of Designation (such greater amount, the "Annual Distribution Rate"). The amount referred in clause (ii) of this subparagraph (a) with respect to each Distribution Period shall be determined as of the applicable Distribution Payment Date by multiplying the number of Common Units, or portion thereof calculated to the fourth decimal point, into which a Series B Preferred Unit would be convertible at the opening of business on such Distribution Payment Date (based on the Conversion Price then in effect) by the quarterly cash distribution payable or paid for such Distribution Period in respect of a Common Unit outstanding as of the record date for the payment of distributions on the Common Units with respect to such Distribution Period and multiplying such product by four. Such distributions shall be cumulative from the Issue Date, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions and shall be payable quarterly, when, as and if authorized and declared by the Board of Directors, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after the Issue Date. Each such distribution shall be payable in arrears to the holders of record of the Series B Preferred Units, as they appear on the records of the Partnership at the close of business on each record date which shall not be more than 30 days preceding the applicable Distribution Payment Date (the "Distribution Payment Record Date"), as shall be fixed by the Board of Directors. Accrued and unpaid distributions for any past Distribution Periods may be authorized and declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of accrued and unpaid distributions on any Series B Preferred Unit at any date shall be the amount of any distributions accumulated to and including such date, whether or not earned or declared, which have not been paid in cash or set aside for payment. Accumulated and unpaid distributions will not bear interest.

                         Exhibit D - Series B Preferred                 Page 3
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                  (b) The amount of distributions payable for each full
Distribution Period for the Series B Preferred Units shall be computed by dividing the Annual Distribution Rate by four. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series B Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of cumulative distributions, as herein provided, on the Series B Preferred Units, plus any other amounts provided in these Articles of Designation.

                  So long as any Series B Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon Series B Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series B Preferred Units and such Parity Units.


                         Exhibit D - Series B Preferred                 Page 4

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                  (c) So long as any Series B Preferred Units are outstanding, no distributions (other than distributions or distributions paid solely in Units of, or options, warrants or rights to subscribe for or purchase Units of, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made in connection with an employee incentive or benefit plan of GTA or any subsidiary or pursuant to the Redemption Right referred to in Section 8.05 of the Partnership Agreement), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Units by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series B Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series B Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series B Preferred Units and any Parity Units.

                  (d) Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Units which remains payable.


         SECTION 3. Liquidation Preference.

                  (a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Junior Units, the holders of Series B Preferred Units shall be entitled to receive a liquidation preference which is an amount equal to the greater of (i) Twenty-Nine Dollars and One Cent ($29.01) per Series B Preferred Unit plus distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder (the "Liquidation Preference") or (ii) an amount per Series B Preferred Unit equal to the amount which would have been payable on the Common Units, or portion thereof, into which one Series B Preferred Unit is then convertible had each Series B Preferred Unit been converted into Common Units immediately prior to such Liquidation Event. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock distribution, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series B Preferred Units. Until the holders of the Series B Preferred Units have been paid in full the amounts owed pursuant to this Section 4(a), no payment will be made to any holder of Junior Units upon a Liquidation Event. If, upon any such Liquidation Event, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series B Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Units of any class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series B Preferred Units and such other Parity Units ratably in accordance with the amounts that would be payable on such Series B Preferred Units and such other Parity Units if all amounts payable thereon were paid in full.


                         Exhibit D - Series B Preferred                 Page 5

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                  (b) Subject to the rights of the holders of any Parity Units, upon any Liquidation Event of the Partnership, after payment shall have been made in full to the holders of Series B Preferred Units and any Parity Units, as provided in this Section 4, any other series or class or classes of Junior Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units and any Parity Units shall not be entitled to share therein.

         SECTION 5. Mandatory Redemption. Upon the occurrence of a Liquidation, the Partnership will automatically redeem for cash all, and not less than all, of the outstanding shares of Series B Preferred Units at a price per Series B Preferred Unit equal to the Liquidation Preference. In order to effect the mandatory redemption, the Partnership will deliver written notice to all holders of Series B Preferred Units (the "Mandatory Redemption Notice"), such notice not be delivered later than 60 days prior to the Liquidation, setting forth the date of the intended redemption and the Liquidation Preference amount.

         SECTION 6. Reacquired Units to be Retired. All Series B Preferred Units which shall have been issued and reacquired in any manner by the Partnership (including any Series B Preferred Units surrendered upon conversion as described in Section 7) shall be retired and cancelled.

         SECTION 7. Conversion. Holders of Series B Preferred Units shall have the right to convert all or a portion of such shares into Common Units, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, a holder of Series B Preferred Units shall have the right, at such holder's option, at any time and from time to time, to convert such shares into the number of fully paid and non-assessable Common Units obtained by dividing the aggregate Liquidation Preference (excluding, for this purpose only, any dividends accrued in respect of the then-current Distribution Period) of such Series B Preferred Units by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section
7) by surrendering such Series B Preferred Units to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert Series B Preferred Units called for redemption pursuant to Section 5 hereof shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Partnership shall default in making payment of any cash payable upon such redemption under Section 5 hereof.

                  (b) In order to exercise the conversion right, the holder of each Series B Preferred Unit to be converted shall provide written notice to the Partnership that the holder thereof elects to convert such Series B Preferred Units. Unless the Common Units issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Units are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Partnership, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).


                         Exhibit D - Series B Preferred                 Page 6

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                  Holders of Series B Preferred Units at the close of business on any Distribution Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such Distribution Payment Record Date and prior to such Distribution Payment Date. A holder of Series B Preferred Units on a Distribution Payment Record Date who (or whose transferee) tenders any such shares for conversion into Common Units on such Distribution Payment Date will receive the distribution payable by the Partnership on such Series B Preferred Units on such date.

                  As promptly as practicable, the Partnership shall issue and shall deliver at such office to such holder, or send on such holder's written order, a confirmation of the number of full Common Units issuable upon the conversion of such Series B Preferred Units in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Unit arising upon such conversion shall be settled as provided in paragraph (c) of this
Section 7.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which notice is received by the Partnership as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Units represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Partnership shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series B Preferred Units shall have been surrendered and such notice received by the Partnership. If the Distribution Payment Record Date for the Series B Preferred and Common Units do not coincide, and the preceding sentence does not operate to ensure that a holder of Series B Preferred Units whose shares are converted into Common Units does not receive dividends on both the Series B Preferred Units and the Common Units into which such shares are converted for the same Distribution Period, then notwithstanding anything herein to the contrary, it is the intent of this paragraph that, and the transfer agent is authorized to ensure that, no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                  (c) No fractional shares or scrip representing fractions of Common Units shall be issued upon conversion of the Series B Preferred Units. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series B Preferred Shares, the Partnership shall pay to the holder of such Series B Preferred Shares an amount in cash based upon the Current Market Price of Common Share on the Trading Day immediately preceding the date of conversion. If more than one Series B Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full Common Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B Preferred Units so surrendered.


                         Exhibit D - Series B Preferred                 Page 7

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                  (d) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Partnership shall after the Issue Date (A)
pay a dividend or make a distribution on its shares of capital stock in Common Units, (B) subdivide its outstanding Common Units into a greater number of shares, (C) combine its outstanding Common Units into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Units thereafter surrendered for conversion shall be entitled to receive the number of Common Units that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Series B Preferred Units been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) Notwithstanding anything else contained herein,
if the Partnership shall issue, after the Issue Date, rights, options or warrants to all holders of Common Units entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Units at a price per share less than the Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying
(A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Units outstanding on the close of business on the date fixed for such determination and (II) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Market Price, and the denominator of which shall be the sum of (I) the number of Common Units outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than such Market Price, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive.


                         Exhibit D - Series B Preferred                 Page 8
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                           (iii) If the Corporation shall distribute to all
holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of assets based upon a fair valuation of the assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Market Price per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series B Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a person converting a Series B Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

         The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series B Preferred Shares shall not be entitled to receive rights, including exchange rights (the "Rights"), pursuant to any shareholders protective rights agreement (the "Agreement") that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 7; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series B Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.


                         Exhibit D - Series B Preferred                 Page 9

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                           (iv) No adjustment in the Conversion Price shall be
required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this
Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

                  (e) If the Partnership shall be a party to any transaction (including without limitation a merger, consolidation, partnership interest exchange, self tender offer for all or substantially all Common Units outstanding, sale of all or substantially all of the Partnership's assets or recapitalization of the Common Units (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Units shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series B Preferred Unit that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of Units of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series B Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Common Units (i) is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Unit of the Partnership held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Unit"), then for the purpose of this paragraph (d) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Unit shall be deemed to be the kind and amount so receivable per Unit by a plurality of the Non-Electing Units). The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (c), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Units that will contain provisions enabling the holders of the Series B Preferred Units that remain outstanding after such Transaction to convert their Series B Preferred Units into the consideration received by holders of Common Units at the Conversion Price in effect under the Articles of Designation immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.


                         Exhibit D - Series B Preferred                 Page 10

                  (f) The Partnership covenants that any Common Units issued upon conversion of the Series B Preferred Units shall be validly issued and fully paid.

                  (g) Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series B Preferred Units, the Partnership shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval or consent to the delivery thereof, by any governmental authority.

                  (h) The Partnership shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series B Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Units or other securities or property in a name other than that of the holder of the Series B Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

                  (i) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Partnership may defer until the occurrence of such event (A) issuing to the holder of any Series B Preferred Share converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                  (j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Partnership in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this
Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (k) If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series B Preferred Shares, the Conversion Price for the Series B Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.


                         Exhibit D - Series B Preferred                 Page 11

SECTION 8. Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by distribution, or upon redemption or other acquisition of Units or otherwise, is permitted under Delaware law, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Units of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Partnership's total liabilities.


         SECTION 9. Ranking. Any class or series of partnership interests of the Partnership shall be deemed to rank:

                  (a) prior to the Series B Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Units ("Senior Units");

                  (b) on a parity with the Series B Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Unit thereof be different from those of the Series B Preferred Units, if the holders of such class of stock or series and the Series B Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Unit or liquidation preferences, without preference or priority one over the other ("Parity Units"); and

                  (c) junior to the Series B Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Units or Class B Limited Partnership Interests or if the holders of Series B Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of units of such class series of partnership interest, and such class or series shall not in either case rank prior to the Series B Preferred Units ("Junior Units").

         SECTION 10. Voting.

                  (a) Other than as required by law or paragraph (b) and (c) of this Section 10, the Series B Preferred Units shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any partnership action.


                         Exhibit D - Series B Preferred                 Page 12

                  (b) So long as any Series B Preferred Units are outstanding, in addition to any other vote or consent of Unitholders required by the Partnership Agreement, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series B Preferred Units, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration of or repeal of the Partnership Agreement materially and adversely affecting, directly or indirectly, the terms and conditions of, or the rights or preferences of the Preferred Units; provided, however, that (A) the amendment or supplement of the provisions of the Partnership Agreement so as to authorize or create, or to increase the authorized amount of, any Junior Units or any Parity Units shall not be deemed to adversely affect Series B Preferred Units, and (B) any amendment, alteration of or repeal of the Partnership Agreement in connection with a merger or consolidation of GTA or the Partnership or the sale of all or substantially all of the assets of the Partnership shall not be deemed to adversely affect the Series B Preferred Units so long as (1) the Partnership is the surviving entity and the Series B Preferred Units remains outstanding with the terms thereof materially unchanged or (2) the Series B Preferred Units are exchanged for a security of the resulting, surviving or transferee entity having substantially the same terms and rights as the Series B Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up.

                  (c) So long as any Series B Preferred Units are outstanding, in addition to any other vote or consent of Unitholders required by the Partnership Agreement, the affirmative vote of 100% of the votes entitled to be cast by the holders of Series B Preferred Units, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating the authorization or creation of, or the issuance of, any Senior Units.

                  (d) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  (e) Except as otherwise required by law or provided herein or elsewhere in the Partnership Agreement, the holders of Series B Preferred Units shall not be entitled to receive any notice of any proceedings of the Company or the Partnership.

                  For purposes of the foregoing provisions of this Section 10, each Series B Preferred Unit shall have one (1) vote per Unit.

         SECTION 11. Record Holders. The Partnership may deem and treat the record holder of any Series B Preferred Units as the true and lawful owner thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary.

         SECTION 12. Effective Date. These Articles of Designation shall be effective as of May 11, 1999.


                         Exhibit D - Series B Preferred                 Page 12